Exhibit 99.1

TriplePoint Venture Growth BDC Corp.
Announces Special Distribution of $0.10 per Share
SPECIAL DIVIDEND REFLECTS SIGNIFICANT CAPITAL GAINS EARNED FROM WARRANT AND EQUITY PORTFOLIO
TOTAL DISTRIBUTIONS DECLARED IN 2020 INCREASES TO $1.54

MENLO PARK, Calif., December 21, 2020 — TriplePoint Venture Growth BDC Corp. (NYSE: TPVG) (the “Company,” “TPVG,” “we,” “us,” or “our”), the leading financing provider to venture growth stage companies backed by a select group of venture capital firms in the technology and other high growth industries, today announced that its Board of Directors declared a special distribution of $0.10 per share, payable on January 13, 2021, to shareholders of record at the close of business on December 31, 2020. Shareholders have the option to receive the distribution payment in cash or receive shares of common stock pursuant to the Company’s dividend reinvestment plan.

During fiscal year 2020, the Company declared distributions of $1.54 per share, bringing the total cumulative distributions declared since its IPO to $10.06 per share. The special dividend represents a portion of the Company’s estimated net capital gain income earned during the fiscal year. The anticipated remaining undistributed net capital gain income along with the Company’s estimated undistributed taxable earnings from net investment income, which was $10.0 million or $0.33 per share, as of September 30, 2020, will spill-over into 2021.

“We benefited from our warrant and equity portfolio in 2020, generating significant capital gains for shareholders,” stated Jim Labe, chairman and chief executive officer of the Company. “The declaration of our third special distribution since our IPO highlights the powerful warrant and equity investment components of our returns and underscores TPVG’s differentiated business model.”

“We are uniquely positioned to generate additional long-term shareholder returns from our warrant and equity investments,” stated Sajal Srivastava, president and chief investment officer of the Company. “This complements our high yielding venture debt portfolio, which has enabled TPVG to generate income in excess of our distributions since our IPO on a cumulative basis and for the past 4 years in a row.”

ABOUT TRIPLEPOINT VENTURE GROWTH BDC CORP.

The Company was formed to expand the venture growth stage business segment of TriplePoint Capital LLC, the leading global provider of financing across all stages of development to technology, life sciences and other high growth companies backed by a select group of venture capital firms. The Company’s investment objective is to maximize its total return to stockholders primarily in the form of current income and, to a lesser extent, capital appreciation by lending primarily with warrants to venture growth stage companies. The Company is an externally managed, closed-end, non-diversified management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended.

FORWARD-LOOKING STATEMENTS

Statements included herein may constitute “forward-looking statements,” which relate to future events or our future performance or financial condition. These statements are not guarantees of future events, performance, condition or results and involve a number of risks and uncertainties. Actual results and conditions may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in the Company’s filings with the SEC. You should not place undue reliance on these forward-looking statements. The Company undertakes no duty to update any forward-looking statements made herein, whether as a result of new information, future events or otherwise, except as may be required by law.

INVESTOR RELATIONS AND MEDIA CONTACT

The IGB Group
Leon Berman
212-477-8438
lberman@igbir.com